Exhibit 99.3
Xfone, Inc.
Pro Forma Combined Condensed Balance Sheet and Statements of Operations (Unaudited)

The unaudited pro forma condensed combined financial information reflecting the combination of Xfone, Inc, and NTS Communications Inc. is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies’ results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of the combined company.

The amounts allocated to acquired assets and liabilities in the unaudited pro forma financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized on a later stage. Accordingly, the purchase price allocation pro forma adjustments included in the unaudited financial statements are preliminary and have been made for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value. In the opinion of management of the Company, all adjustments have been made that are necessary to present fairly the pro forma data.

The unaudited pro forma financial statements also include certain purchase accounting adjustments, including items expected to have a continuing impact on the consolidated results, such as decreased depreciation expense on acquired tangible assets and interest payment on debt. The unaudited pro forma statements do not include the impacts of any revenue, cost or other operating synergies that may result from the merger.

The pro forma condensed combined Balance Sheet reflects the result of combining the consolidated balance sheet of Xfone, Inc and its subsidiaries and the balance sheet of NTS Communications, Inc. as of December 31, 2007.

The Xfone Statements of Income for the year ended December 31, 2007 have been combined with the NTS Statements of Income for the year ended December 31, 2007.

Xfone, Inc. and Subsidiaries
PRO FORMA BALANCE SHEETS
DECEMBER 31, 2007
(Unaudited)

	Xfone, Inc.	NTS Communications	Pro forma adjustments		Pro form Consolidated

CURRENT ASSETS:
Cash	$5,835,608	$7,976,454	(3,249,373)	(a)	$10,562,689
Restricted cash	25,562,032	-	(25,562,032)	(b)	-
Account Receivables, net	5,886,499	3,836,531			9,723,030
Prepaid expenses and other receivables	3,985,307	1,536,433	273,510	(c)	5,795,250
Inventory	-	562,995			562,995
Total current assets	41,269,446	13,912,413			26,643,964

INVESTMENTS	-	5,791			5,791

MINORITY INTEREST	7,190	-			7,190

LONG TERM LIABILITIES	2,076,061	-			2,076,061

FIXED ASSETS, NET	5,747,758	29,265,524	3,020,281	(d)	38,033,563

OTHER ASSETS, NET	17,948,872	4,431,905	12,107,122	(e)	34,487,899

Total Assets	$67,049,327	$47,615,633			$101,254,468

CURRENT LIABILITIES
Notes payables – current portion	$1,094,339	$502,309			$1,596,648
Trade Payables	8,287,420	2,670,852			10,958,272
Other liabilities and accrued expenses	5,322,045	3,530,193	1,200,000	(f)	10,052,238
Current maturities of obligations under leases	89,654	-			89,654
Bonds – current portion	3,268,476	-	1,953,910	(g)	5,222,386

Total current liabilities	18,061,934	6,703,354			27,919,198

DEFFERED TAXES	1,103	1,416,612	(1,417,715)	(c)	-

NOTES PAYABLE	1,013,808	2,745,867			3,759,675

OBLIGATIONS UNDER CAPITAL LEASES	31,893	-			31,893

BONDS	22,083,892	-			22,083,892

SEVERANCE PAY	148,600	-			148,600

Total liabilities	41,341,230	10,865,833			53,943,258

TOTAL SHAREHOLDERS' EQUITY	25,708,097	36,749,800	(15,146,687)	(h)	47,311,210

Total liabilities and shareholders' equity	$67,049,327	$47,615,633			$101,254,468

NOTES TO PROFORMA BALANCE SHEET

(a).Net change in cash and cash equivalents includes:

1.  Proceeds from issuance of bonds of $25.6m that as of December 31, 2007 was held as restricted cash in an escrow account.

2.  Issuance of shares and warrants to XFN-RLSI Investments, LLC and certain investors affiliated with or who are customers of Gagnon Securities LLC. The issuance was consummated during February 2008 for total proceeds of $8,060,000.

3.  Amounts paid in cash to certain shareholders of NTS Communications Inc. ("NTS") and acquisition costs paid in cash.

4.  Adjustment of distribution of dividends to the former shareholders of NTS during 2007 in the amount of approximately $3m.

(b).Classification of proceeds from issuance of bonds to cash and cash equivalents as part of closing the acquisition of NTS.

(c). Deferred tax liability in connection with interest and depreciation expenses.

(d). Adjustment of depreciation expenses in NTS to the estimated useful life of the assets.

(e). Record of intangible assets according to the Purchase Price Allocation that was prepared by Xfone. Third party valuation will be completed within short time.

(f). Record of accrued expenses in relation to acquisition costs.

(g). Record of interest payable to bonds holders in 2007 as if the bonds were issued on January 1, 2007.

(h).Adjustment of shareholders' equity includes:

1.  Elimination of equity in NTS;

2.  Issuance of common stock in connection with the acquisition financing (as indicated in section (a)2 above);

3.  Issuance of common stock and warrants to NTS senior management; and

4.  Adjustment due to distribution of dividends to the former shareholders of NTS Communications Inc. during 2007.

Xfone, Inc. and Subsidiaries
PRO FORMA STATEMENTS OF OPERATIONS
(Unaudited)
YEAR ENDED DECEMBER 31, 2007

	Xfone Inc		NTS Communications	Pro forma adjustments	Pro forma Consolidated

Revenues	$44,723,934		$66,522,841			$111,246,775
Cost of Revenues	19,626,322		40,860,503			60,486,825

Gross profit	25,097,612		25,662,338			50,759,950

Operating expenses:
Research and development	47,609		-			47,609
Marketing and selling	10,886,883		4,473,363			15,360,246
General and administrative	12,335,759		18,232,129	(3,020,281)	(a)	27,547,607
Non recurring loss	2,856,803		-			2,856,803

Total operating expenses	26,127,054		22,705,492			45,812,265

Operating profit (loss)	(1,029,442)		2,956,846			4,947,685

Financing income (expenses), net	(515,562)		134,449	(1,953,909)	(b)	(2,335,022)
Equity in income of affiliated company	132,867		-			132,867
Other income	-		480,869			480,869

Income (loss) before minority interest and taxes	(1,412,137)		3,572,164			3,226,399

Minority interest	(297,860)		-			(297,860)

Income before taxes	(1,709,997)		3,572,164			2,928,539

Taxes on income	426,105		(1,486,897)	1,691,225	(c)	630,433

Net Income (loss)	$(1,283,892)		$2,085,267			$3,558,972

Adjustment of non recurring loss	1,999,762	(d)				1,999,762	(d)

Net income from recurring operations	$715,870					$5,558,734

Earning per share:
Basic and Diluted	$(0.109)					$0.193

Adjustment of non recurring loss	0.170	(d)				0.109	(d)

Basic and Diluted	$0.061					$0.302

NOTES TO PROFORMA STATEMENTS OF OPERATIONS

(a) Adjustment of depreciation expenses as result of Purchase Price Allocation that was prepared by  Xfone. Third party valuation will be completed within short time.

(b) Interest expense on bonds in 2007 as if the bonds were issued on January 1, 2007.

(c) Adjustment of income taxes in connection with depreciation and interest expenses.

(d) Excluding the effect of non recurring loss, net of income tax.